Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (Nos. 333-143096, 333-135570, 333-135568, and 333-135567) on Forms S-8 and Registration Statement (No. 333-130550) on Form S-3 of United Western Bancorp, Inc. and subsidiaries of our report dated March 6, 2008 (August 7, 2009 as to Notes 2, 3 and 28) relating to our audit of the consolidated balance sheet as of December 31, 2007 and consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the two-year period ended December 31, 2007, which appears in the Annual Report on Form 10-K/A of United Western Bancorp, Inc. as of and for the year ended December 31, 2008.  Our report dated March 6, 2008 (August 7, 2009 as to Note 2, 3 and Note 28) relating to the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph relating to the retrospective adoption of Financial Accounting Standards Board (FASB) Staff Position Emerging Issues Task Force  No. 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities and certain retrospective adjustments related to the application of FASB Statement No. 144 Accounting for the Impairment or Disposal of Long-Lived Assets.

/s/ McGladrey & Pullen, LLP

Denver, Colorado
August 7, 2009